Exhibit 99.2

Piedmont Natural Gas Announces Intent To Form Charitable Foundation

CHARLOTTE, N.C. The Board of Directors of Piedmont Natural Gas Company, Inc. (NYSE: PNY) today authorized Company management to pursue the establishment of a charitable foundation.

The foundation is expected to be formed and funded in the Company’s fiscal fourth quarter through an endowment of up to $10,000,000.

Thomas E. Skains, Chairman, President and Chief Executive Officer said: “We have always recognized and had a strong philanthropic commitment to the communities we serve. This action marks an important milestone in our Company’s charitable giving program and will solidify this commitment. Our employees dedicate significant amounts of time to charitable activities in the three states where our service territories are located and the foundation will further support that personal involvement.”

The foundation will further the Company’s execution of its triple bottom line strategy which includes assisting qualified charitable agencies and organizations in the communities where our employees live, work and provide service.

Contact: David Trusty (704) 731-4391, or
david.trusty@piedmontng.com

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About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com

SOURCE Piedmont Natural Gas Company